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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)


                          Moore Products, Incorporated
                          ----------------------------
                                (Name of Issuer)

                                     Common
                                     ------
                         (Title of Class of Securities)

                                    615836103
                                    ---------
                                 (CUSIP Number)



                                December 31, 1998
                                -----------------
             (Date of Event which Requires Filing of this Statement)





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CUSIP No. 615836103                                                 Page 2 of 2


ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                         Yes

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

                         N/A

ITEM 10           CERTIFICATION:

                           By signing below, I certify that, to the best of my
                  knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 11, 1999

For:     WACHOVIA CORPORATION


         By: /s/ John D. Corbin
            --------------------------------------------------------------
              Attorney-in-Fact
              John D. Corbin, Senior Vice President
              Wachovia Operational Service Corporation
              (Authorized by Wachovia Corporation under a limited power of attorney filed with the Schedule 13G for RJR Nabisco Holdings Corporation, CUSIP 749995205, filed by Wachovia Corporation on February 11, 1999.)